Exhibit 10.7

                                ReSave Technology
                            2750 14th Ave., Unit #10
                                Markham, Ontario
                                     L3R OB6
                           Telephone # (905) 415-8770

May 16, 2002

Simplicia Telecommunications Inc.
280 Fairways Bay NW
Deirdre, Alberta
T4B 2E5

Dear Sir:

Thank you for the opportunity to purchase the cellular telephones we quoted on recently. The telephones have been received, inspected and sorted at our Markham facilities, and we will be providing payment as outlined in our quotation, immediately.

Thank you for the trust you have placed in us. As discussed, we look forward to purchasing up to 10,000 units per month and anticipate meeting the continued growth demands of your business.

Sincerely,

"signed"


John Ban





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